Exhibit 99

For Release: Jan 31, 2008

BURGER KING HOLDINGS REPORTS ROBUST SECOND QUARTER FISCAL 2008
RESULTS LED BY STRONG WORLDWIDE COMPARABLE SALES AND NET
RESTAURANT GROWTH MOMENTUM

MIAMI– Jan. 31, 2008 – Burger King Holdings Inc. (NYSE: BKC):

Second quarter fiscal 2008 highlights:

•	16th consecutive quarter of worldwide positive comparable sales; 4.5 percent
•	15th consecutive quarter of United States and Canada positive comparable sales; 4.2 percent
•	Revenues up 10 percent, to $613 million
•	Earnings per share increases by 29 percent, to $0.36
•	Net restaurant count increases by 105 during the quarter

Burger King Holdings Inc. continued its strong financial momentum and reported solid operating results for the second quarter of fiscal 2008.  Positive worldwide comparable sales in all segments and strong net restaurant growth primarily drove this quarter’s substantial improvements in revenue and earnings over the prior year period.

Worldwide comparable sales were up 4.5 percent, making this the 16th consecutive quarter of positive comparable sales growth.  In the United States and Canada, comparable sales were up 4.2 percent, the 15th consecutive quarter of positive comparable sales growth.  As a result, the company posted strong second quarter fiscal 2008 revenues of $613 million, up 10 percent from $559 million in the same quarter last year.

“Our strong worldwide performance across all regions and business drivers confirmed our ability to execute on our multifaceted strategic growth opportunities,” said John Chidsey, chief executive officer. “Our top and bottom line expansion highlights the continued momentum of our brand. We succeeded in a challenging macroeconomic environment with marketing initiatives that drove increased sales and traffic, robust international restaurant growth, and the profitability of our highly franchised business model.

“Solid worldwide comparable sales were fueled by the globalization of our products and promotions. The Whopper®50th anniversary was celebrated with local fare across many countries. Throughout the regions, we drove strong comps as consumers sought the affordable pricing, quality and innovation of both our value and premium offerings.”

Chidsey continued, “In the United States and Canada, the launch of our Homestyle Melts exceeded expectations, and we increased family traffic with promotions such as SpongeBob’s Atlantis SquarepantisTMand iDogTM. In Europe, comps were lifted by our continued emphasis on premium offerings such as the Angry Whopper® sandwich and BK FusionsTM Real Dairy Ice Cream."

System-wide trailing 12-month average restaurant sales (ARS) reached a record high - posting an 8 percent increase to $1.25 million compared to $1.16 million for the same period in the prior year. For the second quarter of fiscal 2008, system-wide ARS increased 8 percent to $322,000 compared to $297,000 in the same quarter last year.

As guided, worldwide company restaurant margins remained unchanged from the prior year period.  Despite higher commodity costs, the company maintained margins primarily due to strong comparable sales, continued improvements in UK company operations and savings in North America derived from the rollout of the flexible batch broiler. In the U.S., company restaurant margins actually increased 30 basis points to 16.2 percent.

For the quarter, diluted earnings per share increased 29 percent to $0.36 from $0.28 during the same period last year.

Uses of Cash

During the second quarter, the company declared and paid a cash dividend of $0.0625 per share.  The company also retired an additional $25 million in debt using cash flow generated from operations. Going forward, the company plans on using a portion of its excess cash to repurchase shares under the previously announced $100 million Share Repurchase Program.

“We continued to execute on our plan of remodeling and rebuilding restaurants in the U.S., an initiative which is expected to increase profitability,” said Ben Wells, chief financial officer.  “Additionally, we have executed several small restaurant acquisitions and have facilitated a number of restaurant sales between franchisees. We believe that our proactive portfolio management will help us attain our forecasted financial and development objectives.”

Future Growth

The company reported significant increases in its restaurant count in the second quarter, opening a net 105 units worldwide.  During the first six months of fiscal 2008, the company has opened 112 restaurants on a net basis, the highest net restaurant growth in six years, and double the net restaurant growth from the same period in 2007.

“We executed on our worldwide development strategy with the opening of over 100 net new restaurants. Additionally, we entered into development agreements with new franchisees in Colombia, Brazil and Romania.  I remain confident in our ability to grow the brand worldwide, including net restaurant growth in the U.S.and Canada segment,” Chidsey said.

The company has structured its third-quarter fiscal 2008 promotional calendar to continue the brand’s momentum. The innovative Whopper® Freakout media campaign remained on air this month. According to advertising industry researcher IAG, these commercials were twice as effective as the company’s competitors on consumer recall and likeability.

Other scheduled promotions for the third quarter of fiscal 2008 are geared towards attracting fans of all ages. NFL in-restaurant partnership merchandising and an NFL Mobile tour are expected to appeal to sports enthusiasts, and popular classics such as Snoopy®, Cabbage Patch Kids® Minis, Monster Jam® Trucks, and SpongeBob SquarePantsTMare expected to drive family traffic.

Chidsey concluded: “Our results this quarter substantiate our ability to outperform the restaurant industry despite macroeconomic pressures.  The third quarter is off to a great start with strong January comps driven by traffic.  The momentum is expected to remain throughout the second half of the year as we continue to promote our value menu and premium products, satisfying both cost-conscious consumers and guests seeking indulgence.

"We have great confidence in our business strategy and the strong momentum in all facets of our business - marketing, products, development and operations.  As we maximize our strategic growth opportunities, we expect to exceed our initial financial guidance for fiscal 2008. We have increased our year over year earnings per share growth guidance to be in excess of 15 percent. We remain committed to delivering top of the industry financial performance, creating significant value for our shareholders.”

About Burger King Holdings Inc.

The Burger King® system operates more than 11,300 restaurants in all 50 states and 69 countries and U.S. territories worldwide. Approximately 90 percent of Burger King® restaurants are owned and operated by independent franchisees, many of which are family-owned operations that have been in business for decades. To learn more about Burger King Holdings, Inc., please visit the company’s web site at www.bk.com.

Related Communication

Burger King Holdings Inc. will hold its second quarter earnings call for fiscal year 2008 on Thursday, Jan. 31, at 10 a.m. (Eastern time) following the release of its second quarter results before the stock market opens on the same day.

This call is being webcast and may be accessed at the company's website at www.bk.com through the Investor Relations link.

U.S. participants may also access the earnings call by dialing (888) 713-4215; participants outside the United States may access the call by dialing (617) 213-4867. The participant passcode is 84866224. The call will be available for replay under the company's website at www.bk.com through the Investor Relations link for 90 days.

Participants may also pre-register for the conference call at http://www.theconferencingservice.com/prereg/key.process?key=PUMUCXWDR (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists.).

FORWARD-LOOKING STATEMENTS

Certain statements made in this report that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward looking statements include statements regarding the Company's expectations regarding worldwide restaurant growth, including net restaurant growth in the U.S. and Canada segment; the Company's expectations regarding the continued success of its U.K. revitalization efforts; the Company’s intention to use excess cash to repurchase shares under its Share Repurchase Program; the Company's expectations regarding the success of its third quarter fiscal 2008 promotional calendar; the Company's expectations regarding its Company restaurant remodeling and rebuilding efforts in the second half of fiscal 2008; the Company’s beliefs regarding its ability to use proactive portfolio management to attain its forecasted financial and development objectives; the Company's beliefs regarding its ability to outperform the restaurant industry despite negative macroeconomic pressures; the Company’s intention to continue to highlight the value menu and promote premium products;  the Company’s beliefs regarding its ability to execute on and maximize its strategic growth opportunities and exceed its initial financial guidance for fiscal 2008; the Company's beliefs and expectations regarding the third quarter and second half of the year; the Company’s ability to continue to deliver top of industry financial performance and other expectations regarding the Company's future financial and operational results.  These forward-looking statements are only predictions based on our current expectations and projections about future events.  Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

•	Our ability to compete domestically and internationally in an intensely competitive industry;

•	Our ability to successfully implement our international growth strategy;

•	Risks related to our international operations;

•
Economic or other business conditions that may affect the desire or ability of our customers to purchase our products such as increases in unemployment rates, declines in median income growth, consumer confidence and changes in consumer preferences;

•	Our continued relationship with, and the success of, our franchisees;

•	Our continued ability, and the ability of our franchisees, to obtain suitable locations and financing for new restaurant development;

•	Our ability to manage increases in our operating costs, including costs of food and paper products, rent expense, energy costs and labor costs;

•	Risks related to our business in the United Kingdom, which may continue to experience operating losses, escalating costs, including rent expense, restaurant closures and franchisee financial distress;

•	Risks related to the loss of any of our major distributors, particularly in those international markets where we have a single distributor, and interruptions in the supply of necessary products to us;

•	Our ability to execute on our plan of remodeling and rebuilding restaurants to increase sales and profitability;

•	The effectiveness of our marketing and advertising programs and franchisee support of these programs;

•
Risks related to franchisee financial distress which could result in, among other things, restaurant closures, delayed or reduced payments to us of royalties and rents and increased exposure to third parties such as landlords;

•	Risks related to the renewal of franchise agreements by our franchisees;

•	Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;

•	Our ability to repurchase shares under our Share Repurchase Program;

•	Our ability to retain or replace executive officers and key members of management with qualified personnel;

•	Our ability to refinance or modify our bank debt on favorable terms given the current lending environment;

•
Our ability to utilize foreign tax credits to offset our U.S. income taxes due to continuing losses in the U.K. and other factors and risks related to the impact of changes in statutory tax rates in foreign jurisdictions on our deferred taxes;

•	Our ability to realize our expected tax benefits from the realignment of our European and Asian businesses;

•	Fluctuations in international currency exchange and interest rates;

•	Changes in demographic patterns of current restaurant locations;

•	Our ability to adequately protect our intellectual property;

•	Our ability to manage changing labor conditions and difficulties in staffing our international operations;

•	Adverse legal judgments, settlements or pressure tactics; and

•	Adverse legislation or regulation.

These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(Dollars and shares in millions, except for per share data)

			Increase / (Decrease)
Three Months Ended December 31,	2007	2006	$	%
Revenues:
Company restaurant revenues	$448	$417	$31	7%
Franchise revenues	134	112	22	20%
Property revenues	31	30	1	3%
Total revenues	613	559	54	10%
Company restaurant expenses	378	351	27	8%
Selling, general and administrative expenses	125	119	6	5%
Property expenses	16	15	1	7%
Other operating (income) expense, net	(1)	(1)	-	0%
Total operating costs and expenses	518	484	34	7%
Income from operations	95	75	20	27%
Interest expense	18	19	(1)	(5)%
Interest income	(2)	(2)	-	0%
Interest expense, net	16	17	(1)	(6)%
Income before income taxes	79	58	21	36%
Income tax expense	30	20	10	50%
Net income	$49	$38	$11	29%

Earnings per share - basic (1)	$0.36	$0.28	$0.08	29%
Earnings per share - diluted (1)	$0.36	$0.28	$0.08	29%

Weighted average shares - basic	135.3	133.5
Weighted average shares - diluted	137.9	136.5

(1) Earnings per share is calculated using whole dollars and shares.

			Increase / (Decrease)
Six Months Ended December 31,	2007	2006	$	%
Revenues:
Company restaurant revenues	$889	$822	$67	8%
Franchise revenues	265	225	40	18%
Property revenues	61	58	3	5%
Total revenues	1,215	1,105	110	10%
Company restaurant expenses	751	694	57	8%
Selling, general and administrative expenses	244	231	13	6%
Property expenses	30	31	(1)	(3)%
Other operating (income) expense, net	(1)	(8)	7	(88)%
Total operating costs and expenses	1,024	948	76	8%
Income from operations	191	157	34	22%
Interest expense	36	38	(2)	(5)%
Interest income	(4)	(4)	-	0%
Interest expense, net	32	34	(2)	(6)%
Loss on early extinguishment of debt	-	1	(1)	NM
Income before income taxes	159	122	37	30%
Income tax expense	61	44	17	39%
Net income	$98	$78	$20	26%

Earnings per share - basic (1)	$0.72	$0.59	$0.13	22%
Earnings per share - diluted (1)	$0.71	$0.57	$0.14	25%

Weighted average shares - basic	135.2	133.3
Weighted average shares - diluted	137.9	136.1

(1) Earnings per share is calculated using whole dollars and shares.
NM- Not meaningful

USE OF NON-GAAP FINANCIAL MEASURES

To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company uses three key business measures as indicators of the Company’s performance: sales growth, comparable sales growth, and average restaurant sales.  These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King® system. System-wide data represent measures for both Company-owned and franchise restaurants. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis. References to the second quarter of fiscal 2007 and the second quarter of fiscal 2008 are to the quarters ended December 31, 2006 and 2007, respectively.

The Company also provides certain non-GAAP financial measures, including franchise sales and EBITDA. Franchise sales refer to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. EBITDA for the six months ended December 31, 2006 excludes a loss of $1 million recognized on early extinguishment of debt. Management believes that EBITDA is a useful measure as it incorporates certain operating drivers of the Company’s business, such as sales growth, operating costs, selling, general and administrative expenses and other income and expense. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management.  EBITDA is also one of the measures used by the Company to calculate incentive compensation for management and corporate-level employees.

While EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast the Company’s business performance. This non-GAAP measure has certain material limitations, including:

▪
it does not include interest expense, net. As the Company has borrowed money for general corporate purposes, interest expense is a necessary element of its costs and ability to generate profits and cash flows;

▪	it does not include depreciation and amortization expenses. As the Company uses capital assets, depreciation and amortization are necessary elements of its costs and ability to generate profits; and
▪	it does not include provision for taxes. The payment of taxes is a necessary element of the Company’s operations.

Management believes that EBITDA provides both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income.

Non–GAAP Reconciliations
(Unaudited)
 (In millions)

A reconciliation for net income to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net income	$49	$38	$98	$78
Interest expense, net	16	17	32	34
Loss on early extinguishment of debt	-	-	-	1
Income tax expense	30	20	61	44
Depreciation and amortization	23	21	44	43
EBITDA	$118	$96	$235	$200

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales growth
Refers to the change in restaurant sales in one period from the comparable prior year period for restaurants that have been open for thirteen months or longer, excluding the impact of foreign currency translation.

Sales growth	Refers to the change in restaurant sales from one period to another, excluding the impact of foreign currency translation.

Average restaurant sales	Refers to average restaurant sales for the defined period. It is calculated as the total sales averaged over total store months for all restaurants open during that period.

Worldwide	Refers to measures for all geographic locations on a combined basis.

System or system-wide	Refers to measures for both Company-owned and franchise restaurants. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

Franchise sales
Refers to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists of sales from Company-owned restaurants.

Franchise revenues	Consists primarily of royalties and franchise fees.

Property revenues	Includes property income from real estate that the Company leases or subleases to franchisees.

Company restaurant expenses
Consists of all costs necessary to manage and operate Company-owned restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, and (c) occupancy and other operating expenses, which include rent, utility costs, insurance, repair and maintenance costs, depreciation for restaurant property and other operating costs.

Company restaurant margin	Represents Company restaurant revenues less Company restaurant expenses. Company restaurant margin is calculated using dollars expressed in hundreds of thousands.

Property expenses	Includes rent and depreciation expense related to properties leased or subleased by the Company to franchisees and the cost of building and equipment leased by the Company to franchisees.

Selling, general and administrative expenses (SG&A)
Comprises (a) selling expenses, which include advertising and bad debt expense, (b) general and administrative expenses, which include costs of field management for Company-owned and franchise restaurants and corporate overhead, including corporate salaries and facilities, and (c) amortization of intangible assets.

Other operating (income) expense, net
Includes (income) and expenses that are not directly derived from the Company’s primary business and the impact of foreign currency transaction gains and losses.  Expenses also include write-offs associated with Company restaurant closures and other asset write-offs.

Burger King Holdings, Inc. and Subsidiaries
Supplemental Information
Three and Six Months Ended December 31, 2007

SUPPLEMENTAL INFORMATION

The purpose of this exhibit is to provide additional information related to Burger King Holdings, Inc.’s results for the three and six months ended December 31, 2007.

Our business operates in three reportable business segments: (1) the United States (U.S.) and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.

Seasonality

Restaurant sales are typically higher in the spring and summer months (our fourth and first fiscal quarters) when weather is warmer than in the fall and winter months (our second and third fiscal quarters). Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margin are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year.

Revenues

Revenues consist of Company restaurant revenues, franchise revenues and property revenues.

	Three Months Ended December 31,			Six Months Ended December 31,
			% Increase			% Increase
	2007	2006	(Decrease)	2007	2006	(Decrease)
Company restaurant revenues:	Dollars in millions (Unaudited)
U.S. & Canada	$284	$270	5%	$574	$541	6%
EMEA/APAC	147	131	12%	282	250	13%
Latin America	17	16	6%	33	31	6%
Total Company restaurant revenues	448	417	7%	889	822	8%
Franchise revenues:
U.S. & Canada	79	70	13%	158	140	13%
EMEA/APAC	43	32	34%	84	65	29%
Latin America	12	10	20%	23	20	15%
Total franchise revenues	134	112	20%	265	225	18%
Property revenues:
U.S. & Canada	22	22	0%	45	43	5%
EMEA/APAC	9	8	13%	16	15	7%
Latin America	-	-	0%	-	-	0%
Total property revenues	31	30	3%	61	58	5%
Total revenues:
U.S. & Canada	385	362	6%	777	724	7%
EMEA/APAC	199	171	16%	382	330	16%
Latin America	29	26	12%	56	51	10%
Total revenues	$613	$559	10%	$1,215	$1,105	10%

Total Revenues

Total revenues increased by 10% for each of the three and six months ended December 31, 2007, primarily as a result of positive worldwide comparable sales of 4.5% and 5.2%, respectively, as well as the opening of 211 new restaurants (net of closures) and the acquisition of 6 franchise restaurants (net of Company-owned restaurants sold, referred to as “refranchisings”) during the twelve months ended December 31, 2007. The positive comparable sales were fueled by our strategic initiatives related to operational excellence, marketing and advertising, our continued focus on our BK™ Value Menu, the promotion of premium products and further development of our breakfast and late night dayparts. Promotional tie-ins with global marketing properties, such as The Simpsons™ Movie, and successful product promotions such as the Whopper® 50th anniversary promotion, drove traffic worldwide. The 6 net acquisitions of franchise restaurants reflects the impact of 24 refranchisings in the United Kingdom (U.K.).

Total revenues for the three and six months ended December 31, 2007 also reflect the favorable impact of foreign currency exchange rates, which contributed $24 million and $40 million, or 44% and 36%, respectively, of the total increase in revenues. The favorable impact on revenues from exchange rates was substantially offset by the unfavorable impact of exchange rates on Company restaurant expenses and selling, general and administrative expenses, resulting in a net favorable impact on income from operations of $2 million and $3 million for the three and six months ended December 31, 2007, respectively.

U.S. & Canada

Revenues in the U.S. and Canada increased for the three and six months ended December 31, 2007 compared to the same periods in the prior year, driven by positive comparable sales of 4.2% and 5.4%, respectively, and from the acquisition of 23 franchise restaurants (net of refranchisings) during the twelve months ended December 31, 2007. Positive comparable sales in the U.S. and Canada for both periods were driven primarily by successful premium product promotions such as the Whopper® 50th anniversary promotion featuring the Whopper® Freakout media campaign, promotional tie-ins with global marketing properties such as the The Simpsons™ Movie, family focused promotions such as SpongeBob’s Atlantis Squarepantis™ and i-Dog™, as well as advertising focused on the BK™ Value Menu. This increase in revenues was partially offset by the net decrease of 20 restaurants during the twelve months ended December 31, 2007. The favorable impact on revenues from foreign currency exchange rates in Canada for the three and six months ended December 31, 2007 contributed $6 million and $8 million, or 26% and 15%, respectively, of the increase in total revenues in the U.S. and Canada.

EMEA/APAC

Revenues increased in EMEA/APAC for the three and six months ended December 31, 2007 compared to the same periods in the prior year, driven primarily by the favorable impact of foreign currency exchange rates, which contributed $19 million and $32 million, or 68% and 62%, respectively, of the total increase in revenues in this segment. The increase in revenues was also attributable to the opening of 135 new restaurants (net of closures) during the twelve months ended December 31, 2007 and to positive comparable sales of 5.5% and 5.1%, respectively, for the three and six months ended December 31, 2007. The improvement in comparable sales reflects continued strength in the U.K., Spain, Australia, and South Korea as a result of our continued focus on operational improvements, marketing and advertising, the continued success of the Aberdeen Angus Burger and dessert offerings in the U.K., and successful premium product promotions, such as the limited time offer Angry Whopper® sandwich, featured in the U.K., Germany and the Netherlands.

Latin America

Revenues in Latin America increased for the three and six months ended December 31, 2007 compared to the same periods in the prior year, primarily due to 96 new restaurant openings (net of closures) during the twelve months ended December 31, 2007, representing an 11% increase in restaurant count. Positive comparable sales of 2.4% and 3.1% for the three and six months ended December 31, 2007, respectively, also contributed to the increase in revenues in this segment. The improvement in comparable sales reflects continued strength in Central and South America, driven by sales of premium products such as the BK™ Stacker, successful promotional tie-ins with global marketing properties such as The Simpsons™ Movie as well as value menu offerings, offset by softer performance in Mexico as well as Puerto Rico, due to current economic conditions in that U.S. territory. The impact from foreign currency exchange rates in Latin America for the three and six months ended December 31, 2007 was not significant.

Additional information regarding the key performance measures discussed above is as follows:

Key Revenue Performance Measures

	As of December 31,
			Increase/
	2007	2006	(Decrease)
Number of Company restaurants:	(Unaudited)
U.S. & Canada	914	888	26
EMEA/APAC	308	331	(23)
Latin America	81	71	10
Total	1,303	1,290	13

Number of franchise restaurants:
U.S. & Canada	6,568	6,614	(46)
EMEA/APAC	2,650	2,492	158
Latin America	874	788	86
Total	10,092	9,894	198

Number of system restaurants:
U.S. & Canada	7,482	7,502	(20)
EMEA/APAC	2,958	2,823	135
Latin America	955	859	96
Total	11,395	11,184	211

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Comparable sales growth:	(In constant currencies)
U.S. & Canada	4.2%	4.4%	5.4%	3.5%
EMEA/APAC	5.5%	1.7%	5.1%	1.4%
Latin America	2.4%	4.1%	3.1%	5.1%
Total worldwide	4.5%	3.7%	5.2%	3.0%

Sales growth:
U.S. & Canada	4.4%	3.7%	5.6%	2.6%
EMEA/APAC	13.3%	5.1%	12.4%	5.3%
Latin America	8.9%	14.2%	11.6%	14.8%
Total worldwide	7.1%	4.7%	7.8%	4.0%
	(In actual currencies)
Worldwide average restaurant sales (In thousands)	$322	$297	$649	$597

	Three Months Ended December 31,			Six Months Ended December 31,
	2007	2006	% Increase/ (Decrease)	2007	2006	% Increase/ (Decrease)
Franchise sales:	Dollars in millions (Unaudited)
U.S. & Canada	$2,009	$1,914	5%	$4,092	$3,861	6%
EMEA/APAC	940	757	24%	1,861	1,530	22%
Latin America	224	205	9%	446	399	12%
Total worldwide	$3,173	$2,876	10%	$6,399	$5,790	11%

Company Restaurant Margin

	Percent of Revenues (1)		Amount
Three Months Ended December 31,	2007	2006	2007	2006	% Increase/ (Decrease) (1)

Company restaurants:	Dollars in millions (Unaudited)
U.S. & Canada	15.2%	15.3%	$43	$41	5%
EMEA/APAC	16.1%	15.7%	23	21	10%
Latin America	25.7%	28.8%	4	4	0%
Total	15.9%	15.9%	$70	$66	6%

(1) Calculated using dollars expressed in hundreds of thousands.

	Percent of Revenues (1)		Amount
Six Months Ended December 31,	2007	2006	2007	2006	% Increase/ (Decrease) (1)

Company restaurants:	Dollars in millions (Unaudited)
U.S. & Canada	15.2%	15.0%	$87	$81	7%
EMEA/APAC	15.3%	15.5%	43	39	10%
Latin America	24.5%	26.9%	8	8	0%
Total	15.6%	15.6%	$138	$128	8%

(1) Calculated using dollars expressed in hundreds of thousands.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
Company restaurant expenses as a percentage of revenues: (1)	2007	2006	2007	2006
Food, paper and product costs	31.2%	30.0%	31.1%	30.1%
Payroll and employee benefits	29.3%	29.4%	29.6%	29.5%
Occupancy and other operating costs	23.6%	24.7%	23.7%	24.8%

Total Company restaurant expenses	84.1%	84.1%	84.4%	84.4%

(1) Calculated using dollars expressed in the hundreds of thousands.

Total Company Restaurant Margin

Total Company restaurant margin increased by $4 million and $10 million, or 6% and 8%, respectively, for the three and six months ended December 31, 2007 compared to the same periods in fiscal 2007, as a result of positive worldwide Company comparable sales and a net increase in the number of Company restaurants. As a percentage of revenues, Company restaurant margin remained unchanged for the three and six months ended December 31, 2007, reflecting an increase in food costs in the U.S. and Canada, offset by a decrease in occupancy and other costs in the U.S. and Canada and EMEA/APAC.

U.S. & Canada

Company restaurant margin increased by $2 million and $6 million, or 5% and 7%, respectively, in the U.S. and Canada for the three and six months ended December 31, 2007 compared to the same periods in fiscal 2007. The increase in margins for the three and six months reflects positive Company comparable sales for the U.S. and Canada and a net increase in the number of Company restaurants. As a percentage of revenues, Company restaurant margin remained relatively unchanged for the three and six months ended December 31, 2007 compared to the same periods in fiscal 2007, reflecting the unfavorable impact from the increase in beef, chicken, cheese and other food costs, offset by the positive impact of strong Company comparable sales for the U.S. and Canada as well as the benefits realized from labor efficiencies and the new flexible batch broilers, including lower utility costs and depreciation.

EMEA/APAC

Company restaurant margin increased by $2 million and $4 million, or 10%, in EMEA/APAC for the three and six months ended December 31, 2007 compared to the same periods in fiscal 2007, as a result of positive Company comparable sales in EMEA/APAC. Company restaurant margin as a percentage of revenues increased in EMEA/APAC by 0.4 percentage points for the three months ended December 31, 2007, due to benefits realized from the closure of under-performing Company restaurants, primarily in the U.K., and positive Company comparable sales in the segment. This benefit was partially offset by the negative impact on food, paper and product costs from product mix and commodity pressures, as well as inflationary increases in salary and fringe expenses. Company restaurant margin as a percentage of revenues decreased in EMEA/APAC by 0.2 percentage points for the six months ended December 31, 2007, due to the negative impact on food, paper and product costs from product mix and commodity pressures and higher salary and fringe expenses partially offset by the benefits realized from the closure of under-performing Company restaurants and positive Company comparable sales in the region.

Latin America

Company restaurant margin remained unchanged in Latin America for the three and six months ended December 31, 2007, compared to the same periods in fiscal 2007, reflecting negative Company comparable sales in Mexico, as a result of strong prior year promotions, offset by a net increase of ten Company restaurants during the twelve months ended December 31, 2007. As a percentage of revenues, Company restaurant margin in Latin America decreased by 3.1 and 2.4 percentage points for the three and six months ended December 31, 2007, respectively, reflecting an increase in labor, occupancy and other costs related to new Company restaurants.

Selling, General and Administrative Expenses

	Three Months Ended December 31,			Six Months Ended December 31,
	2007	2006	% Increase/ (Decrease)	2007	2006	% Increase/ (Decrease)
	Dollars in millions (Unaudited)
Selling Expenses	$22	$25	(12)%	$45	$44	2%
General and Administrative Expenses	103	94	10%	199	187	6%
Total Selling, General and Administrative Expenses	$125	$119	5%	$244	$231	6%

Selling expenses decreased by $3 million for the three months ended December 31, 2007, and increased by $1 million for the six months ended December 31, 2007, compared to the same periods in the prior year. The decrease in selling expenses for the three months is primarily attributable to a discretionary Company contribution to the U.K. marketing fund of $7 million made in the prior year, offset by additional sales promotions and advertising expenses generated by higher Company restaurant revenues. The increase in selling expenses year to date is primarily attributable to additional sales promotions and advertising expenses generated by higher Company restaurant revenues as well as higher bad debt recoveries recognized in the prior year, offset by a discretionary Company contribution to the U.K. marketing fund of $7 million made in the prior year. The overall net change in selling expenses reflects the unfavorable impact from the movement in foreign currency exchange rates of $1 million and $2 million for the three and six months ended December 31, 2007, respectively, primarily due to the strengthening of the Euro and the British Pound against the U.S. dollar.

General and administrative expenses increased by $9 million to $103 million for the three months ended December 31, 2007, compared to the same period in the prior year. This net increase was primarily driven by an increase in corporate salary, fringe benefits and other employee-related costs of $7 million and an increase in stock based compensation expense of $2 million. The overall net increase of $9 million also reflects the unfavorable impact of $4 million from the movement in foreign currency exchange rates, primarily due to the strengthening of the Euro and the British Pound against the U.S. dollar.

General and administrative expenses increased by $12 million to $199 million for the six months ended December 31, 2007, compared to the same period in the prior year. This net increase was primarily driven by an increase in corporate salary and fringe benefits of $8 million and an increase in stock based compensation expense of $3 million. The overall net increase of $12 million also reflects the unfavorable impact of $6 million from the movement in foreign currency exchange rates, primarily due to the strengthening of the Euro and the British Pound against the U.S. dollar.

Other Operating (Income) Expense, Net

Other operating (income) expense, net for each of the three months ended December 31, 2007 and 2006 was $1 million of income. Other operating (income) expense for the current period includes a net gain of $3 million from the disposal of real estate and other assets, offset by a $1 million loss on foreign currency transactions, a $1 million loss from vacant property provisions, and $1 million in losses derived from settlement losses recorded on the acquisition of franchise restaurants and unrealized losses on investment securities.

Other operating (income) expense, net for the three months ended December 31, 2006 includes a gain of $1 million from forward currency contracts used to hedge intercompany loans denominated in foreign currencies and a net gain of $1 million from the disposal of assets, offset by $2 million of expenses associated with franchise system distress in the U.K.

Other operating (income) expense, net for the six months ended December 31, 2007 was $1 million of income, compared to $8 million of income for the same period in the prior year. Other operating (income) expense for the current period includes a net gain of $2 million from the disposal of assets, offset by a $1 million charge for a payment made to our sole distributor in the U.K. and a $1 million charge for litigation reserves.

Other operating (income) expense, net for the six months ended December 31, 2006 includes a $5 million gain from the sale of the Company’s investment in a joint venture in New Zealand and a gain on forward currency contracts of $3 million, partially offset by $2 million of expenses associated with franchise system distress in the U.K.

Income from Operations (by Segment)

	Three Months Ended December 31,			Six Months Ended December 31,
	2007	2006	% Increase / (Decrease)	2007	2006	% Increase / (Decrease)
	Dollars in millions (Unaudited)
U.S. & Canada	$88	$84	5%	$185	$171	8%
EMEA/APAC	27	13	108%	47	33	42%
Latin America	11	10	10%	20	18	11%
Unallocated	(31)	(32)	(3)%	(61)	(65)	(6)%
Total	$95	$75	27%	$191	$157	22%

Interest Expense, Net

Interest expense, net decreased by $1 million and $2 million during the three and six months ended December 31, 2007, respectively, compared to the same periods in the prior year, reflecting a reduction in the amount of borrowings outstanding due to early prepayments of our debt and a decrease in rates paid on borrowings during the periods. The weighted average interest rate for the three months ended December 31, 2007 was 6.7%, which included the impact of interest rate swaps on 46% of our term debt. The weighted average interest rate for the six months ended December 31, 2007 was 6.8%, which included the impact of interest rate swaps on 49% of our term debt.

Income Taxes

Income tax expense was $30 million for the three months ended December 31, 2007 resulting in an effective tax rate of 38.0%. During the three months ended December 31, 2007, we recorded a tax charge of $1 million primarily related to legal changes in various jurisdictions.

Income tax expense was $20 million for the three months ended December 31, 2006 resulting in an effective tax rate of 34.5%.  During the three months ended December 31, 2006, we realized a tax benefit as a result of the realignment of the European and Asian businesses.

Income tax expense was $61 million for the six months ended December 31, 2007 resulting in an effective tax rate of 38.4%.  During the six months ended December 31, 2007, we recorded a tax charge of $7 million primarily related to legal changes in various jurisdictions and a tax benefit of $3 million due to the release in valuation allowance as it was determined that certain deferred tax assets would be realized.

Income tax expense was $44 million for the six months ended December 31, 2006 resulting in an effective tax rate of 36.1%.  During the six months ended December 31, 2006, we realized a tax benefit as a result of the realignment of the European and Asian businesses.

CONTACT:

BKC Media Relations
Keva Silversmith, 305-378-7277
ksilversmith@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
awagner@whopper.com